Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated August 12, 2004 pertaining to the Axsys Technologies, Inc. 401(k) Retirement Plan of our report dated February 16, 2004, except for Note 4, as to which the date was March 1, 2004, with respect to the consolidated financial statements and schedule of Axsys Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut
August 9, 2004